UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2012

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Fifth Avenue, Suite 2600

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2012, Omeros Corporation (“Omeros”) entered into a lease (the “Lease”) with BMR-201 Elliott Avenue LLC (“Landlord”) for approximately 64,500 rentable square feet of office and laboratory space in the building located at 201 Elliott Avenue West, Seattle, Washington (“The Omeros Building”). The premises leased by Omeros within The Omeros Building will replace the separate office and laboratory spaces that Omeros currently occupies.

The term of the Lease is 15 years with an expected commencement date of October 1, 2012. Omeros has two options to extend the lease term, each by five years. During the first three years of the Lease term, Omeros also has the option to lease specified additional space in The Omeros Building. Omeros also has a right of first refusal for the remaining premises as well as a right of first offer for specified premises in The Omeros Building. If at any time during the term, Omeros’ space requirements exceed the available space in The Omeros Building, Landlord will relocate Omeros to a new building under a build-to-suit lease with no termination penalty payable under the Lease, subject to the negotiation of a mutually acceptable build-to-suit lease.

The annual base rent due under Lease is $0 for the first year of the term, $2.5 million for the second year and $3.2 million for the third year and will increase by 2.5% each year thereafter. In addition, Omeros will be responsible for paying its proportionate share of The Omeros Building’s utilities, taxes, insurance and maintenance as well as a property management fee. Landlord has agreed to provide tenant improvements to the leased premises on a turn-key basis, a lease incentive (i.e., cash payment) to Omeros of $3.0 million and to reimburse Omeros for up to $650,000 in expenses incurred by Omeros in connection with The Omeros Building.

Omeros has the right to terminate the Lease beginning with year nine of the Lease term, subject to the payment to Landlord of a lease termination fee. If Omeros terminates the Lease during years 9 through 10 of the term, the termination fee is equal to 30% of the unamortized tenant improvements and 100% of the unamortized lease incentive. If Omeros terminates the Lease at any time after year 10 of the term, the termination fee is equal to 20% of the unamortized tenant improvements and 100% of the unamortized lease incentive. For purposes of determining termination fees, the lease incentive and a portion of the tenant improvements are amortized over the initial Lease term at fixed amounts. In addition, if Omeros requests from Landlord additional space in The Omeros Building with a minimum square footage specified in the Lease and Landlord is unable to provide such additional space to Omeros, then at any time beginning with the sixth year of the Lease term, Omeros may terminate the Lease without payment of any termination fees other than the unamortized lease incentive, which is amortized over the initial Lease term at the annual rate of 3.0%.

The foregoing description of the Lease is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

On February 1, 2012, Landlord and Omeros issued a joint press release announcing the entry into the Lease, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Lease, dated as of January 27, 2012, by and between BMR-201 Elliott Avenue LLC and Omeros Corporation

99.1	Press release dated February 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.

President, Chief Executive Officer and Chairman of the Board of Directors

Date: February 1, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lease, dated as of January 27, 2012, by and between BMR-201 Elliott Avenue LLC and Omeros Corporation

99.1	Press release dated February 1, 2012